EXHIBIT 99.1
NEWS RELEASE
Cleveland-Cliffs Reports Second-Quarter 2022 Results
•Second-quarter revenue of $6.3 billion
•Second-quarter net income of $601 million
•Second-quarter Adjusted EBITDA1 of $1.1 billion

CLEVELAND—July 22, 2022—Cleveland-Cliffs Inc. (NYSE: CLF) today reported second-quarter results for the period ended June 30, 2022.
Second-quarter 2022 consolidated revenues were $6.3 billion, compared to the prior-year second-quarter revenues of $5.0 billion.
For the second quarter of 2022, the Company recorded net income of $601 million, or $1.13 per diluted share attributable to Cliffs shareholders. This included the following one-time charges totaling $95 million, or $0.18 per diluted share:
•charges of $66 million, or $0.13 per diluted share, for debt extinguishment costs;
•charges of $23 million, or $0.04 per diluted share, in accelerated depreciation related to the indefinite idle of the Middletown coke facility; and
•charges of $6 million, or $0.01 per diluted share, for severance costs.

In the prior-year second quarter, the Company recorded net income of $795 million, or $1.33 per diluted share.
For the six months ended June 30, 2022, the Company recorded revenues of $12.3 billion and net income of $1.4 billion, or $2.64 per diluted share. In the first six months of 2021, the Company recorded revenues of $9.1 billion and net income of $852 million, or $1.42 per diluted share.
Second-quarter 2022 Adjusted EBITDA1 was $1.1 billion, compared to Adjusted EBITDA1 of $1.4 billion in the second quarter of 2021. For the first six months of 2022, the Company reported Adjusted EBITDA1 of $2.6 billion, compared to $1.9 billion for the same period in 2021.

	(In Millions)
	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Adjusted EBITDA[1]
Steelmaking	$1,108	$1,360	$2,531	$1,862
Other Businesses	20	8	49	19
Eliminations (A)	2	(8)	1	(8)
Total Adjusted EBITDA[1]	$1,130	$1,360	$2,581	$1,873
(A) Starting in 2022, the Company has allocated Corporate SG&A to its operating segments. Prior periods have been adjusted to reflect this change. The Eliminations line now only includes sales between segments.
Lourenco Goncalves, Cliffs' Chairman, President, and CEO said: “Our second quarter results demonstrate the continued execution of our strategy. With free cash flow that more than doubled compared to the first quarter, we were able to achieve our largest quarterly debt reduction since our transformation began a couple years ago, while delivering substantial capital returns via share repurchases. As we move into the second half of the year, we expect this healthy level of free cash flow to continue, as a result of declining capex needs, the accelerating release of working capital, and the heavy use of fixed price sales contracts. In addition, we expect to see further significant increases in the average selling prices for these fixed contracts resetting on October 1st.”

Mr. Goncalves continued: “Our industry leading exposure to the automotive sector separates us from all other steel companies in the United States. The health of the steel market over the past year and a half has been largely driven by the construction sector, with automotive lagging far behind -- mainly due to supply chain issues unrelated to steel. Nevertheless, with automotive demand outpacing production for more than two years now, the consumer backlog for cars, SUVs and trucks has become enormous. As supply chain problems continue to be resolved by our automotive clients, pent-up demand for electric vehicles continues to increase, and light vehicle manufacturing catches up with demand, Cleveland-Cliffs will be the primary beneficiary among all steel companies in the United States. This important distinction of our business relative to other steel producers should become clear as we progress through the remainder of this year and into next year.”

Steelmaking

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
External Sales Volumes
Steel Products (net tons)	3,641	4,205	7,278	8,349
Selling Price - Per Net Ton
Average net selling price per net ton of steel products	$1,487	$1,118	$1,466	$1,017
Operating Results - In Millions
Revenues	$6,176	$4,922	$11,970	$8,841
Cost of goods sold	(5,209)	(3,730)	(9,781)	(7,374)
Gross margin	$967	$1,192	$2,189	$1,467

Second-quarter 2022 steel product sales volumes of 3.6 million net tons consisted of 33% coated, 28% hot-rolled, 16% cold-rolled, 7% plate, 5% stainless and electrical, and 11% other, including slabs and rail.
Steelmaking revenues of $6.2 billion included $1.8 billion, or 30%, of sales to the distributors and converters market; $1.6 billion, or 27%, of direct sales to the automotive market; $1.6 billion, or 26%, of sales to the infrastructure and manufacturing market; and $1.1 billion, or 17%, of sales to steel producers.
Steelmaking COGS included $242 million in excess/idle costs. The largest portion of this was related to the expanded scope of the Cleveland blast furnace #5 outage, which included additional repairs to the wastewater treatment plant and powerhouse located onsite. The Company also saw quarter-over-quarter and year-over-year increases in costs including natural gas, electricity, scrap and alloys.
Liquidity and Cash Flow
As of July 19, 2022, the Company had total liquidity of approximately $2.3 billion.
During the second quarter of 2022, Cliffs completed open market repurchases of $307 million aggregate principal amount of assorted series of its outstanding senior notes at an average price of 92% of par. Cliffs also completed the redemption of its 9.875% secured notes due 2025, retiring all $607 million in principal notes outstanding.
In addition, Cliffs repurchased 7.5 million shares at an average price of $20.92 per share during the second quarter of 2022. As of June 30, 2022, the company had approximately 517 million shares outstanding.
The Company paid cash taxes of approximately $300 million during the quarter.

Outlook
Based on the current 2022 futures curve, which implies an average hot-rolled coil steel index price of $850 per net ton for the remainder of the year, the Company would expect its full-year 2022 average selling price to be approximately $1,410 per net ton. This incorporates the Company's expectation of substantial increases in fixed price contracts resetting on October 1, 2022.
Conference Call Information
Cleveland-Cliffs Inc. will host a conference call this morning, July 22, 2022, at 10 a.m. ET. The call will be broadcast live and archived on Cliffs' website: www.clevelandcliffs.com.
About Cleveland-Cliffs Inc.
Cleveland-Cliffs is the largest flat-rolled steel producer in North America. Founded in 1847 as a mine operator, Cliffs also is the largest manufacturer of iron ore pellets in North America. The Company is vertically integrated from mined raw materials, direct reduced iron, and ferrous scrap to primary steelmaking and downstream finishing, stamping, tooling, and tubing. We are the largest supplier of steel to the automotive industry in North America and serve a diverse range of other markets due to our comprehensive offering of flat-rolled steel products. Headquartered in Cleveland, Ohio, Cleveland-Cliffs employs approximately 27,000 people across its operations in the United States and Canada.

Forward-Looking Statements
This release contains statements that constitute "forward-looking statements" within the meaning of the federal securities laws. All statements other than historical facts, including, without limitation, statements regarding our current expectations, estimates and projections about our industry or our businesses, are forward-looking statements. We caution investors that any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those matters expressed in or implied by such forward-looking statements. Investors are cautioned not to place undue reliance on forward-looking statements. Among the risks and uncertainties that could cause actual results to differ from those described in forward-looking statements are the following: continued volatility of steel, iron ore and scrap metal market prices, which directly and indirectly impact the prices of the products that we sell to our customers; uncertainties associated with the highly competitive and cyclical steel industry and our reliance on the demand for steel from the automotive industry, which has been experiencing a trend toward light weighting and supply chain disruptions, such as the semiconductor shortage, that could result in lower steel volumes being consumed; potential weaknesses and uncertainties in global economic conditions, excess global steelmaking capacity, oversupply of iron ore, prevalence of steel imports and reduced market demand, including as a result of the prolonged COVID-19 pandemic, conflicts or otherwise; severe financial hardship, bankruptcy, temporary or permanent shutdowns or operational challenges, due to the ongoing COVID-19 pandemic or otherwise, of one or more of our major customers, including customers in the automotive market, key suppliers or contractors, which, among other adverse effects, could lead to reduced demand for our products, increased difficulty collecting receivables, and customers and/or suppliers asserting force majeure or other reasons for not performing their contractual obligations to us; disruptions to our operations relating to the ongoing COVID-19 pandemic, including the heightened risk that a significant portion of our workforce or on-site contractors may suffer illness or otherwise be unable to perform their ordinary work functions; risks related to U.S. government actions with respect to Section 232 of the Trade Expansion Act of 1962 (as amended by the Trade Act of 1974), the United States-Mexico-Canada Agreement and/or other trade agreements, tariffs, treaties or policies, as well as the uncertainty of obtaining and maintaining effective antidumping and countervailing duty orders to counteract the harmful effects of unfairly traded imports; impacts of existing and increasing governmental regulation, including potential environmental regulations relating to climate change and carbon emissions, and related costs and liabilities, including failure to receive or maintain required operating and environmental permits, approvals, modifications or other authorizations of, or from, any governmental or regulatory authority and costs related to implementing improvements to ensure compliance with regulatory changes, including potential financial assurance requirements; potential impacts to the environment or exposure to hazardous substances resulting from our operations; our ability to maintain adequate liquidity, our level of indebtedness and the availability of capital could limit our financial flexibility and cash flow necessary to fund working capital, planned capital expenditures, acquisitions, and other general corporate purposes or ongoing needs of our business; our ability to reduce our indebtedness or return capital to shareholders within the currently expected timeframes or at all; adverse changes in credit ratings, interest rates, foreign currency rates and tax laws; the outcome of, and costs incurred in connection with, lawsuits, claims, arbitrations or governmental proceedings relating to commercial and business disputes, environmental matters, government investigations, occupational or personal injury claims, property damage, labor and employment matters, or suits involving legacy operations and other matters; uncertain cost or availability of critical manufacturing equipment and spare parts; supply chain disruptions or changes in the cost, quality or availability of energy sources, including electricity, natural gas and diesel fuel, or critical raw materials and supplies, including iron ore, industrial gases, graphite electrodes, scrap metal, chrome, zinc, coke and metallurgical coal; problems or disruptions associated with transporting products to our customers, moving manufacturing inputs or products internally among our facilities, or suppliers transporting raw materials to us; uncertainties associated with natural or human-caused disasters, adverse weather conditions, unanticipated geological conditions, critical equipment failures, infectious disease outbreaks, tailings dam failures and other unexpected events; disruptions in, or failures of, our information technology systems, including those related to cybersecurity; liabilities and costs arising in connection with any business decisions to temporarily or indefinitely idle or permanently close an operating facility or mine, which could adversely impact the carrying value of associated assets and give rise to impairment charges or closure and reclamation obligations, as well as uncertainties associated with restarting any previously idled operating facility or mine; our ability to realize the anticipated synergies and benefits of our recent acquisition transactions and to successfully integrate the acquired businesses into our existing businesses, including uncertainties associated with maintaining relationships with customers, vendors and employees and known and unknown liabilities we assumed in connection with the acquisitions; our level of self-insurance and our ability to obtain sufficient third-party insurance to adequately cover potential adverse events and business risks; challenges to maintaining our social license to operate with our stakeholders, including the impacts of our operations on local communities, reputational impacts of operating in a carbon-intensive industry that produces greenhouse gas emissions, and our ability to foster a consistent operational and safety track record; our ability to successfully identify and consummate any strategic capital investments or development projects, cost-effectively achieve planned production rates or levels, and diversify our product mix and add new customers; our actual economic mineral reserves or reductions in current mineral reserve estimates, and any title defect or loss of any lease, license, easement or other possessory interest for any mining property; availability of workers to fill critical operational positions and potential labor shortages caused by the ongoing COVID-19 pandemic, as well as our ability to attract, hire, develop and retain key personnel; our ability to maintain satisfactory labor relations with unions and employees; unanticipated or higher costs associated with pension and OPEB obligations resulting from changes in the value of plan assets or contribution increases required for unfunded obligations; the amount and timing of any repurchases of our common shares; and potential significant deficiencies or material weaknesses in our internal control over financial reporting.

For additional factors affecting the business of Cliffs, refer to Part I – Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2021, and other filings with the SEC.

SOURCE: Cleveland-Cliffs Inc.

MEDIA CONTACT:		INVESTOR CONTACT:
Patricia Persico Senior Director, Corporate Communications (216) 694-5316		James Kerr Manager, Investor Relations (216) 694-7719
FINANCIAL TABLES FOLLOW ###

CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED OPERATIONS

	(In Millions, Except Per Share Amounts)
	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenues	$6,337	$5,045	$12,292	$9,094
Operating costs:
Cost of goods sold	(5,356)	(3,848)	(10,062)	(7,609)
Selling, general and administrative expenses	(107)	(105)	(229)	(213)
Miscellaneous – net	(34)	(25)	(67)	(28)
Total operating costs	(5,497)	(3,978)	(10,358)	(7,850)
Operating income	840	1,067	1,934	1,244
Other income (expense):
Interest expense, net	(64)	(85)	(141)	(177)
Loss on extinguishment of debt	(66)	(22)	(80)	(88)
Net periodic benefit credits other than service cost component	50	46	99	93
Other non-operating income (expense)	(3)	4	(5)	4
Total other expense	(83)	(57)	(127)	(168)
Income from continuing operations before income taxes	757	1,010	1,807	1,076
Income tax expense	(157)	(216)	(394)	(225)
Income from continuing operations	600	794	1,413	851
Income from discontinued operations, net of tax	1	1	2	1
Net income	601	795	1,415	852
Income attributable to noncontrolling interest	(5)	(15)	(18)	(31)
Net income attributable to Cliffs shareholders	$596	$780	$1,397	$821

Earnings per common share attributable to Cliffs shareholders - basic
Continuing operations	$1.14	$1.40	$2.67	$1.48
Discontinued operations	—	—	—	—
	$1.14	$1.40	$2.67	$1.48
Earnings per common share attributable to Cliffs shareholders - diluted
Continuing operations	$1.13	$1.33	$2.64	$1.42
Discontinued operations	—	—	—	—
	$1.13	$1.33	$2.64	$1.42

CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED FINANCIAL POSITION

	(In Millions)
	June 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$47	$48
Accounts receivable, net	2,571	2,154
Inventories	5,784	5,188
Other current assets	366	263
Total current assets	8,768	7,653
Non-current assets:
Property, plant and equipment, net	9,047	9,186
Goodwill	1,149	1,116
Other non-current assets	1,075	1,020
TOTAL ASSETS	$20,039	$18,975
LIABILITIES
Current liabilities:
Accounts payable	$2,594	$2,073
Accrued employment costs	536	585
Other current liabilities	857	903
Total current liabilities	3,987	3,561
Non-current liabilities:
Long-term debt	4,668	5,238
Pension liability, non-current	527	578
OPEB liability, non-current	2,314	2,383
Other non-current liabilities	1,549	1,441
TOTAL LIABILITIES	13,045	13,201
TOTAL EQUITY	6,994	5,774
TOTAL LIABILITIES AND EQUITY	$20,039	$18,975

CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED CASH FLOWS

	(In Millions)
	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
OPERATING ACTIVITIES
Net income	$601	$795	$1,415	$852
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	250	208	551	425
Impairment of long-lived assets	—	—	29	—
Deferred income taxes	94	215	151	225
Pension and OPEB credits	(27)	(20)	(54)	(41)
Loss on extinguishment of debt	66	22	80	88
Amortization of inventory step-up	—	37	—	118
Other	30	49	55	65
Changes in operating assets and liabilities, net of business combination:
Receivables and other assets	58	(419)	(445)	(914)
Inventories	(222)	(385)	(594)	(557)
Income taxes	(235)	(6)	(55)	9
Pension and OPEB payments and contributions	(54)	(48)	(114)	(223)
Payables, accrued expenses and other liabilities	304	63	379	85
Net cash provided by operating activities	865	511	1,398	132
INVESTING ACTIVITIES
Purchase of property, plant and equipment	(232)	(162)	(468)	(298)
Acquisition of ArcelorMittal USA, net of cash acquired	—	54	—	54
Other investing activities	—	1	1	2
Net cash used by investing activities	(232)	(107)	(467)	(242)
FINANCING ACTIVITIES
Proceeds from issuance of common shares	—	—	—	322
Repurchase of common shares	(157)	—	(176)	—
Proceeds from issuance of debt	—	—	—	1,000
Repayments of debt	(959)	(437)	(1,319)	(1,339)
Borrowings under credit facilities	1,545	1,522	3,260	2,680
Repayments under credit facilities	(1,015)	(1,480)	(2,624)	(2,490)
Other financing activities	(35)	(46)	(73)	(102)
Net cash provided (used) by financing activities	(621)	(441)	(932)	71
Net increase (decrease) in cash and cash equivalents	12	(37)	(1)	(39)
Cash and cash equivalents at beginning of period	35	110	48	112
Cash and cash equivalents at end of period	$47	$73	$47	$73

1 CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION - EBITDA AND ADJUSTED EBITDA
In addition to the consolidated financial statements presented in accordance with U.S. GAAP, the Company has presented EBITDA and Adjusted EBITDA on a consolidated basis. EBITDA and Adjusted EBITDA are non-GAAP financial measures that management uses in evaluating operating performance. The presentation of these measures is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of these measures may be different from non-GAAP financial measures used by other companies. A reconciliation of these consolidated measures to their most directly comparable GAAP measures is provided in the table below.

	(In Millions)
	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net income	$601	$795	$1,415	$852
Less:
Interest expense, net	(64)	(85)	(141)	(177)
Income tax expense	(157)	(216)	(394)	(225)
Depreciation, depletion and amortization	(250)	(208)	(551)	(425)
Total EBITDA	$1,072	$1,304	$2,501	$1,679
Less:
EBITDA of noncontrolling interests	$13	$21	$35	$43
Asset impairment	—	—	(29)	—
Loss on extinguishment of debt	(66)	(22)	(80)	(88)
Severance costs	(6)	(1)	(7)	(12)
Acquisition-related costs excluding severance costs	—	—	(1)	(2)
Acquisition-related loss on equity method investment	—	(18)	—	(18)
Amortization of inventory step-up	—	(37)	—	(118)
Impact of discontinued operations	1	1	2	1
Total Adjusted EBITDA	$1,130	$1,360	$2,581	$1,873

EBITDA of noncontrolling interests includes the following:
Net income attributable to noncontrolling interests	$5	$15	$18	$31
Depreciation, depletion and amortization	8	6	17	12
EBITDA of noncontrolling interests	$13	$21	$35	$43